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                                                                    EXHIBIT 21.1




                     SUBSIDIARIES OF KNOLOGY HOLDINGS, INC.


NAME OF SUBSIDIARY                            STATE OF INCORPORATION

KNOLOGY of Montgomery, Inc.                   Alabama
KNOLOGY of Columbus, Inc.                     Delaware
KNOLOGY of Panama City, Inc.                  Florida
KNOLOGY of Augusta, Inc.                      Delaware
KNOLOGY of Charleston, Inc.                   Delaware